Exhibit 99.1


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 1998

                                       or

[  ]     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934
For the transition period from               to

Commission file number V-1799

         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        THRIFT PLAN PLUS FOR EMPLOYEES OF
                               MEDIA GENERAL, INC.

         B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               MEDIA GENERAL, INC.
                            333 East Franklin Street
                            Richmond, Virginia 23219

                              FINANCIAL STATEMENTS
                            AND SUPPLEMENTAL SCHEDULES

                                THRIFT PLAN PLUS
                      FOR EMPLOYEES OF MEDIA GENERAL, INC.

                      YEARS ENDED DECEMBER 31, 1998, AND 1997,
                        WITH REPORT OF INDEPENDENT AUDITORS

                               THRIFT PLAN PLUS
                      FOR EMPLOYEES OF MEDIA GENERAL, INC.

                              FINANCIAL STATEMENTS
                          AND SUPPLEMENTAL SCHEDULES


                    YEARS ENDED DECEMBER 31, 1998, AND 1997





                              TABLE OF CONTENTS

Report of Independent Auditors...............................................1

Financial Statements

Statements of Net Assets Available for Plan Benefits,
     with Fund Information.................................................2-3
Statements of Changes in Net Assets Available for Plan Benefits,
     with Fund Information.................................................4-5
Notes to Financial Statements..............................................6-9


Supplemental Schedules                                               Schedule

Schedule of Assets Held for Investment Purposes,
     December 31, 1998......................................................A
Schedule of Reportable Transactions,
     Year ended December 31, 1998...........................................B

                      Report of Independent Auditors


Administrator
Thrift Plan Plus For Employees of Media General, Inc.

We have audited the accompanying statements of net assets available for plan benefits of the Thrift Plan Plus For Employees of Media General, Inc., (the
Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of management. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                     ERNST AND YOUNG LLP
June 1, 1999
Richmond, Virginia



                                                  THRIFT PLAN PLUS
                                       FOR EMPLOYEES OF MEDIA GENERAL, INC.

                    STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                                 DECEMBER 31, 1998


                                                STABLE VALUE                MEDIA GENERAL    BALANCED
                                                   FUND      EQUITY FUND     STOCK FUND        FUND      LOAN FUND      TOTAL
                                               -----------------------------------------------------------------------------------
ASSETS
Investment in Media General, Inc.,
     Class A Common Stock, 2,597,423
     shares at market of $53.00 per
     share, cost $56,083,296                   $        -   $         -      $137,663,419   $        -   $        -   $137,663,419
Other investments, at market:
     Common trust fund managed by
         Trustee: Short-Term investments,
         cost $2,358,760                          695,432        25,000         1,470,429       20,000      147,899      2,358,760
     Common trust funds managed by
         Frank Russell Trust Co.,
         cost $25,150,228                               -    36,731,159                 -    6,286,766            -     43,017,925
     Guaranteed investment contracts,
         cost $15,690,496                      15,690,496             -                 -            -            -     15,690,496
     Loans to participants                              -             -                 -            -    7,780,623      7,780,623
Dividends and interest receivable                   9,656           482             9,742          183       54,515         74,578
Contributions receivable                          126,465       417,548           907,278      111,613            -      1,562,904
Receivable (payable) resulting from
     participants' fund transfers               1,143,976       179,214        (1,235,850)       4,519      (91,859)             -
Other receivables                                       -             -                 -            -      262,163        262,163
                                              ------------------------------------------------------------------------------------
                                               17,666,025    37,353,403       138,815,018    6,423,081    8,153,341    208,410,868

LIABILITIES
Contribution refunds payable                       27,644        64,163            77,739       11,781            -        181,327
                                              ------------------------------------------------------------------------------------
Net assets available for plan benefits        $17,638,381   $37,289,240      $138,737,279   $6,411,300   $8,153,341   $208,229,541
                                              ====================================================================================


SEE ACCOMPANYING NOTES.



                                                  THRIFT PLAN PLUS
                                       FOR EMPLOYEES OF MEDIA GENERAL, INC.

                    STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                                 DECEMBER 31, 1997


                                                   STABLE VALUE                   MEDIA GENERAL   BALANCED
                                                     FUND         EQUITY FUND     STOCK FUND       FUND      LOAN FUND    TOTAL
                                                 -----------------------------------------------------------------------------------

ASSETS
Investment in Media General, Inc., Class A
     Common Stock, 2,746,535 shares at market
     of $41.8125 per share, cost $57,960,808     $        -    $         -       $114,839,495  $        -  $        -   $114,839,495
Other investments, at market:
     Common trust fund managed by Trustee:
         Short-Term investments, cost
         $3,292,846                               2,008,446         94,499          1,128,306      15,637      45,958      3,292,846
     Common trust funds managed by Frank Russell
         Trust Co., cost $17,915,121                      -     25,380,225                  -   4,126,125           -     29,506,350
     Guaranteed investment contracts,
         cost $12,956,783                        12,956,783              -                  -           -           -     12,956,783
     Loans to participants                                -              -                  -           -   8,023,203      8,023,203
Dividends and interest receivable                     6,106            353              3,954         180      56,316         66,909
Contributions receivable                            120,594        341,256            840,365      89,575           -      1,391,790
Receivable (payable) resulting from participants'
     fund transfers                                 526,679      1,037,808         (1,654,268)    153,514     (63,733)             -
Receivable from broker                                    -              -          2,857,450           -           -      2,857,450
Other receivables                                         -              -                  -           -     243,578        243,578
                                                ------------------------------------------------------------------------------------
                                                 15,618,608     26,854,141        118,015,302   4,385,031   8,305,322    173,178,404

LIABILITIES
Contribution refunds payable                          3,280         33,027             68,005       3,659           -        107,971
                                                ------------------------------------------------------------------------------------
Net assets available for plan benefits          $15,615,328    $26,821,114       $117,947,297  $4,381,372  $8,305,322   $173,070,433
                                                ====================================================================================


SEE ACCOMPANYING NOTES.


                                                  THRIFT PLAN PLUS
                                       FOR EMPLOYEES OF MEDIA GENERAL, INC.

               STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                           YEAR ENDED DECEMBER 31, 1998

                                       STABLE VALUE                   MEDIA GENERAL     BALANCED
                                           FUND        EQUITY FUND      STOCK FUND       FUND         LOAN FUND         TOTAL
                                       ---------------------------------------------------------------------------------------------
Investment income:
     Dividends                         $       -   $         -        $  1,478,651  $        -      $    -           $  1,478,651
     Interest                            922,188         7,160             144,251       2,470         660,638          1,736,707
                                       ---------------------------------------------------------------------------------------------
                                         922,188         7,160           1,622,902       2,470         660,638          3,215,358
                                       ---------------------------------------------------------------------------------------------

Net appreciation in fair value
     of assets                                 -     6,476,263          29,911,216     808,631               -         37,196,110

Contributions:
     Employer                                  -             -           5,018,370           -               -          5,018,370
     Participants                      1,166,583     4,155,974           3,689,809   1,128,535               -         10,140,901
                                      ----------------------------------------------------------------------------------------------
         Total                         1,166,583     4,155,974           8,708,179   1,128,535               -         15,159,271
                                      ----------------------------------------------------------------------------------------------

Adjustments for participants'
     fund transfers                    2,315,082     2,495,851          (5,082,302)    607,187        (335,818)                 -
Distributions to withdrawing
     participants                     (2,380,800)   (2,667,122)        (14,370,013)   (516,895)       (476,801)       (20,411,631)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in net
     assets available for
     plan benefits                     2,023,053    10,468,126          20,789,982   2,029,928        (151,981)        35,159,108
Net assets available for
     plan benefits at December
     31, 1997                         15,615,328    26,821,114         117,947,297   4,381,372       8,305,322        173,070,433
                                     -----------------------------------------------------------------------------------------------
Net assets available for plan
     benefits at December
     31, 1998                        $17,638,381   $37,289,240        $138,737,279  $6,411,300      $8,153,341       $208,229,541
                                     ===============================================================================================

SEE ACCOMPANYING NOTES.



                                                  THRIFT PLAN PLUS
                                       FOR EMPLOYEES OF MEDIA GENERAL, INC.

               STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                           YEAR ENDED DECEMBER 31, 1997

                                    STABLE VALUE                      MEDIA GENERAL    BALANCED
                                        FUND       EQUITY FUND         STOCK FUND        FUND        LOAN FUND         TOTAL
                                   -------------------------------------------------------------------------------------------------
Investment income:
     Dividends                     $         -    $         -        $  1,525,068   $        -      $        -     $  1,525,068
     Interest                          865,697          7,980              86,629        3,047         684,561        1,647,914
                                   -------------------------------------------------------------------------------------------------
                                       865,697          7,980           1,611,697        3,047         684,561        3,172,982
                                   -------------------------------------------------------------------------------------------------

Net appreciation in fair
     value of assets                         -      5,505,181          33,328,604      463,663               -       39,297,448

Contributions:
     Employer                                -              -           4,476,879            -               -        4,476,879
     Participants                    1,251,052      3,130,865           3,963,469      878,029               -        9,223,415
                                   -------------------------------------------------------------------------------------------------
         Total                       1,251,052      3,130,865           8,440,348      878,029               -       13,700,294
                                   -------------------------------------------------------------------------------------------------

Adjustments for participants'
     fund transfers                    766,693      2,969,932          (4,245,407)   1,176,733        (667,951)               -
Distributions to withdrawing
     participants                   (1,786,395)    (1,682,937)        (11,062,565)    (303,706)       (663,547)     (15,499,150)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
     net assets available
     for plan benefits               1,097,047      9,931,021          28,072,677    2,217,766        (646,937)      40,671,574
Net assets available for
     plan benefits at
     December 31, 1996              14,518,281     16,890,093          89,874,620    2,163,606       8,952,259      132,398,859
                                   -------------------------------------------------------------------------------------------------
Net assets available for plan
     benefits at December
     31, 1997                      $15,615,328    $26,821,114        $117,947,297   $4,381,372      $8,305,322     $173,070,433
                                   =================================================================================================

SEE ACCOMPANYING NOTES.

                          Thrift Plan Plus
                  For Employees of Media General, Inc.

                     Notes to Financial Statements
                         December 31, 1998


1.       SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements of the Thrift Plan Plus for Employees of Media General, Inc., (the Plan) are prepared on the accrual basis of accounting.

VALUATION OF INVESTMENTS

All investments, other than guaranteed investment contracts and loans to participants, are carried at market value. Deposits under guaranteed investment contracts are carried at contract value which approximates fair value. Loans to participants are carried at the original amount of the loan less repayments received. Investments in securities traded on national securities exchanges are valued at the last reported sales price or at the last reported bid quotation if not traded on that day. Investments in commingled equity and balanced funds are valued at their redemption value. Dividends are recorded on the ex-dividend date and interest is accrued as earned.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.


2.       CONTRIBUTIONS

The Plan allows participants to elect to contribute 1% to 20% of their total compensation, subject to limitations prescribed by the Internal Revenue Code, by means of regular payroll deductions. Contributions are made in the form of pretax salary reductions or voluntary contributions of after-tax dollars by the participants. Participants can elect to contribute 1% to 10% of their pay, in whole percentages, to the Plan before taxes are withheld from their compensation and 1% to 10%, in whole percentages, after taxes are withheld from their compensation. Media General, Inc., (the Company) matches a participant's contribution up to a total of 6% of the participant's contribution for each plan year based upon the following chart. If a participant contributes more than 6% in total to the Plan, the percent designated as pretax is considered first for purposes of the Company match.

                            Thrift Plan Plus
                  For Employees of Media General, Inc.

                Notes to Financial Statements (continued)


2.       CONTRIBUTIONS (CONTINUED)

                                            Company matching percentage
                                            ---------------------------
    Total contribution               On pretax portion      On after-tax portion
   percent to be matched                 of total                  of total
  by Company contribution             contribution               contribution
  -----------------------            -----------------      --------------------

            1%                            75%                        50%
            2%                            75%                        50%
            3%                            75%                        50%
            4%                            75%                        50%
            5%                            65%                        50%
            6%                            55%                        50%

Contributions from participants are invested in accordance with the terms of the Plan at the option of the participant, in: (i) a Stable Value Fund for the purchase of guaranteed investment contracts, (ii) an Equity Fund for the purchase of interests in commingled equity stock funds, (iii) a Media General Stock Fund for the purchase of Class A Common Stock of Media General, Inc., (iv) a Balanced Fund for the purchase of an interest in a commingled global balanced fund or (v) certain combinations of these funds as provided by the Plan. Company matching contributions are invested in Media General, Inc., stock subject to the transfer provisions discussed in the following paragraph. The Plan also includes, among other things, a loan feature (see Note 6). Under specified guidelines, a participant may request the trustee to transfer a portion of the participant's balance in other funds into the loan fund for disbursement as a loan to the participant. Repayment of principal and interest is generally made by payroll deduction and the loans are fully secured by the participant's account balance.

On any allocation date (the date that participants may change their Investment Option selection), participants who have attained age 55 may elect to transfer 100% of the market value of their account to any of the Investment Options provided for by the Plan. Also, on any allocation date, participants under age 55 may elect to transfer 100% of the market value of their account among the Stable Value, Equity, and Balanced Funds; transfer 25% of their account from the Media General Stock Fund to the Stable Value, Equity and/or Balanced Funds, or; transfer 25% of their account from the Stable Value, Equity and/or Balanced Fund to the Media General Stock Fund. The allocation date is the first day of any quarter and four transfers are permitted in any Plan year.

The Plan's assets are held by Northern Trust Company, the trustee, pursuant to a trust agreement dated July 1, 1987. Frank Russell Trust Company has investment responsibility for the Equity Fund and the Balanced Fund. Crestar Asset Management Group has investment responsibility for the Stable Value Fund.

                           Thrift Plan Plus
                   For Employees of Media General, Inc.

                 Notes to Financial Statements (continued)


3.       VESTING, WITHDRAWALS, AND TERMINATIONS

In the event of termination of employment or withdrawal from the Plan, participants receive the total value of their account. The vesting provisions of the Plan provide for immediate 100% vesting of the value of Company pretax matching contributions and the value of after-tax matching contributions.

The Company has established the Plan with the intention that it will continue. The Company has the right at any time to terminate the Plan. The value of the participant's accounts would be distributed to the participant in a manner consistent with the Summary Plan Description.

The above descriptions are provided for informative purposes. Readers should refer to the Summary Plan Description for more complete information.


4.       INCOME TAXES

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. Employee contributions qualify as "cash or deferred" contributions under Section 401(k) of the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Company believes the Plan continues to qualify under the IRC.


5.       INVESTMENTS

Investments representing five percent or more of the Plan's net assets at December 31, 1998 and 1997 consisted of the following:

                                                 1998                                  1997
                                      -------------------------------------------------------------------
NAME AND TITLE                           COST            MARKET VALUE            COST       MARKET VALUE
                                      -------------------------------------------------------------------
Media General, Inc.,
 Class A Common Stock                 $56,083,296        $137,663,419        $57,960,808    $114,839,495
Frank Russell Equity I                 18,068,230          33,774,627         13,209,519      23,352,300



6.       LOANS TO PARTICIPANTS

The Plan has a loan feature available to all Plan participants. Loans are made from the participant's account, reducing the investment balance and creating a receivable in the Loan Fund. Loans are secured by the participant's vested account balance. Loans to terminated participants and loans in default are treated as distributions to the participant. Loans are generally repaid through payroll deduction including principal and interest.

                        Thrift Plan Plus
                For Employees of Media General, Inc.

              Notes to Financial Statements (continued)


6.       LOANS TO PARTICIPANTS (CONTINUED)

The principal portion reduces the receivable from participants and both principal and interest are transferred to the participant's investment account as repayments are received.

Participants may obtain loans based on the vested value of their accounts. New loans cannot exceed 50% of the participant's account value or a maximum of $50,000 in accordance with the Department of Labor's regulations on loans to participants. Loans are limited to one loan per participant per twelve-month period with a maximum of two loans outstanding at any one time. Loans shall bear a reasonable rate of interest and must be repaid over a period not to exceed 5 years unless used to purchase the participant's primary residence, in which case the loan must be repaid over a period not to exceed 10 years.


7.       RELATED PARTY TRANSACTIONS

Recurring administrative expenses of the Plan, which include trustee fees, are paid by Media General, Inc. Administrative expenses for the years ended December 31, 1998 and 1997, were approximately $715,000 and $502,000, respectively.


8.       COMPARISON TO FORM 5500

Form 5500 requires the recording of a liability for distributions allocated to participants as of year end, but for which disbursement of those funds from the Plan has not yet been made. This requirement is different from the presentation of such funds in the financial statements where they remain in net assets available for plan benefits. The liability per Form 5500 was $2,735,149 and $3,054,927 as of December 31, 1998, and 1997, respectively.


9.       YEAR 2000 (UNAUDITED)

The Company has developed a plan to modify its internal information technology to be ready for the year 2000 and has substantially converted critical data processing systems. The project also includes determining whether third party service providers have reasonable plans in place to become year 2000 compliant. The Company currently expects the project to be complete before 2000. The Company does not expect year 2000 issues to have a significant effect on plan operations.

                             SUPPLEMENTAL SCHEDULES

                                                                  SCHEDULE A

                                Thrift Plan Plus
                      For Employees of Media General, Inc.

                                    Item 27a

                 Schedule of Assets Held for Investment Purposes


                                December 31, 1998

                                                                    CURRENT OR
NAME AND TITLE                                   COST              MARKET VALUE
--------------------------------------------------------------------------------
STABLE VALUE FUND:
     Northern Trust Company *
         Short-Term Investment Fund              $   695,432         $   695,432
                                                 ===============================

     Investment contracts:
         Allstate Life Insurance Co.,
              5.37%, October 30, 2001            $ 2,016,404         $ 2,016,404
         Commonwealth Life, 6.08%,
              July 31, 2000                        1,065,486           1,065,486
         John Hancock, 5.93%,
              April 30, 2001                       1,025,089           1,025,089
         John Hancock, 6.30%,
              April 28, 2000                       1,092,219           1,092,219
         Life of Georgia, 5.00%,
              October 31, 2000                     1,009,625           1,009,625
         Life of Virginia,
              5.41%, Open Maturity                 1,214,779           1,214,779
         Life of Virginia,
              6.48%, October 29, 1999              1,129,322           1,129,322
         Metropolitan Life, 6.91%,
              January 31, 2000                     1,119,779           1,119,779
         Metropolitan Life, 5.35%,
              January 29, 1999                     1,160,590           1,160,590
         New York Life, 6.46%,
              Open Maturity                        1,766,642           1,766,642
         Peoples Security, 5.96%,
              July 31, 2001                        1,025,214           1,025,214
         Security Life of Denver, 6.30%,
              July 29, 1999                        1,026,456           1,026,456
         Transamerica Life Insurance Co.,
              6.00%, January 31, 2001              1,038,891           1,038,891
                                                 -------------------------------

                                                 $15,690,496         $15,690,496
                                                 ===============================


*    Party in interest to the Plan

                                                                  SCHEDULE A

                                Thrift Plan Plus
                      For Employees of Media General, Inc.

                                    Item 27a
           Schedule of Assets Held for Investment Purposes (continued)


                                December 31, 1998

                                                                    CURRENT OR
NAME AND TITLE                                    COST             MARKET VALUE
-------------------------------------------------------------------------------
EQUITY FUND:
     Northern Trust Company *
         Short-Term Investment Fund          $         25,000   $       25,000
                                             =================================

     Frank Russell * Equity I Fund Shares    $     18,068,230   $   33,774,627
     Frank Russell * Equity II Fund Shares          2,196,538        2,956,532
                                             ---------------------------------
                                             $     20,264,768   $   36,731,159
                                             =================================


MEDIA GENERAL STOCK FUND:
     Northern Trust Company *
         Short-Term Investment Fund          $      1,470,429   $    1,470,429
                                             =================================

     Media General, Inc., * Class A
     Common Stock                            $     56,083,296   $  137,663,419
                                             =================================


BALANCED FUND:
     Northern Trust Company *
         Short-Term Investment Fund          $         20,000   $       20,000
                                             =================================

     Frank Russell * Balanced Fund Shares    $      4,885,460   $    6,286,766
                                             =================================


LOAN FUND:
     Northern Trust Company *
         Short-Term Investment Fund          $        147,899   $      147,899
                                             =================================

     Loans to participants, 6% - 10%         $      7,780,623   $    7,780,623
                                             =================================

*    Party in interest to the Plan



                                                                                                                 SCHEDULE B

                                Thrift Plan Plus
                      For Employees of Media General, Inc.

                                    Item 27d

                       Schedule of Reportable Transactions

                          Year ended December 31, 1998




                                                                                                   CURRENT         NET GAIN
    IDENTITY OF                                                         PURCHASE OR  COST OF       VALUE OF          OR
PARTY INVOLVED           DESCRIPTION OF ASSET                           SALE PRICE    ASSET         ASSET          (LOSS)
----------------------------------------------------------------------------------------------------------------------------
                                                                           ($)        ($)           ($)               ($)
Category (iii) - Series of transactions in excess of 5% of Plan assets:

Northern Trust
      Company*         Short-Term Investment Fund
                          56,417,660 increases on 240 transactions        1.00    56,417,660      56,417,660         ---
                          57,049,478 decreases on 201 transactions        1.00    57,049,478      57,049,478         ---
                                                                                --------------------------------------------
                                                                                 113,467,138     113,467,138         ---
                                                                                ============================================


There were no category (i), (ii), or (iv) reportable transactions during the year ended December 31, 1998.

*  Party in interest to the Plan

                           EXHIBIT INDEX

                                TO
                           FORM 11-K FOR
                       The Thrift Plan Plus
                For Employees of Media General, Inc.


   Exhibit Number                                  Description of Exhibit
   --------------                                  -----------------------------
       23                                          Consent of Ernst & Young LLP,
                                                   Independent auditors, dated
                                                   June 23, 1999